Exhibit 10.23

CHANGE IN CONTROL AGREEMENT

This AGREEMENT (“Agreement”), dated as of October 30, 2020, by and between COLFAX CORPORATION, a Delaware corporation (the “Company”), and SHYAM KAMBEYANDA (the “Employee”).

WHEREAS, the Company wishes to employ the Employee or, if the Employee is already employed by the Company, the Company wishes to continue to employ the Employee;

WHEREAS, the Company desires to set forth the general terms of the Employee’s employment with the Company in connection with a Change in Control (as defined below);

WHEREAS, the Company and the Employee previously entered into a letter agreement on or around April 18, 2016 (the “Letter Agreement”);

WHEREAS, the Employee is a key employee who is expected to make, or continue to make, major contributions to the profitability, growth and financial strength of the Company and its Subsidiaries (as that term is hereafter defined);

WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as that term is hereafter defined) exists;

WHEREAS, the Company desires to assure itself and its Subsidiaries of both present and future continuity of management in the event of a Change in Control and desires to establish certain minimum compensation rights for key employees, including the Employee, applicable in the event of a Change in Control;

WHEREAS, the Company wishes to ensure that key employees are not practically disabled from discharging their duties upon a Change in Control; and

WHEREAS, the Employee is willing to render services on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the Company and the Employee agree as follows.

1.	Certain Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below:

(a)	“Board” means the Board of Directors of the Company.

(b)

“Business” means a company involved in any of the manufacture and/or sale of orthopedic and fabrication technology products and services that are produced by the Company or a Subsidiary or that are competitive with any of the orthopedic and fabrication technology products and services that are produced by the Company or a Subsidiary, or any other products actively produced by the Company or a Subsidiary at the time of Employee’s termination of employment.

(c)	“Cause” means that, prior to any termination pursuant to Section 5(b) hereof for “Cause”, the Employee shall have committed:

(1)	an intentional act of fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Subsidiary;

(2)	intentional wrongful damage to property of the Company or any Subsidiary;

(3)	intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary;

(4)	conviction of a criminal offense (other than minor traffic offenses); or

(5)	intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty (“Competitive Activity”)

and any such act shall have been materially harmful to the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, no act, or failure to act, on the part of the Employee shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his or her action or omission was in or not opposed to the best interest of the Company and its Subsidiaries.

Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with his or her counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Employee had committed an act set forth above in this Section 1(c) and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Employee or his or her beneficiaries to contest the validity or propriety of any such determination.

(d)	“Change in Control” means the occurrence of any of the following during the Term:

(1)

the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either: (A) the then-outstanding shares of common stock of the Company (the “Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting

Stock”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iv) any acquisition by any Person (or more than one Person acting as a group) that owns more than fifty (50) percent of the Company Common Stock or Voting Stock and acquires additional shares, or (v) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (3) below; or

(2)

individuals who, as of the date hereof, constitute the Board (as modified by this subsection (2), the “Incumbent Board”), cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3)

consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company Common Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Company Common Stock and Voting Stock of the Company, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or

(4)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

A “Change in Control” will be deemed to occur (i) with respect to a Change in Control pursuant to subsection (1) above, on the date that any Person becomes the beneficial owner of more than fifty percent (50%) of either the Company Common Stock or the Voting Stock, (ii) with respect to a Change in Control pursuant to subsection (2) above, on the date the members of the Incumbent Board first cease for any reason (other than death or disability) to constitute at least a majority of the Board, (iii) with respect to a Change in Control pursuant to subsection (3) above, on the date the applicable transaction closes and (iv) with respect to a Change in Control pursuant to subsection (4) above, on the date of the stockholder approval. Notwithstanding the foregoing provisions, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement solely because of a change in control of any Subsidiary by which the Employee may be employed.

(e)

“Date of Termination” means the date on which the Employee incurs a “separation from service,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), with the Company and its Subsidiaries.

(f)

“Disabled” means the Employee has become permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect immediately prior to the Change in Control for key employees of the Company and its Subsidiaries.

(g)	“Good Reason” means:

(1)

failure to elect, reelect or otherwise maintain the Employee in the offices or positions in the Company or any Subsidiary which the Employee held immediately prior to a Change in Control, or the removal of the Employee as a director of the Company (or any successor thereto) if the Employee shall have been a director of the Company immediately prior to the Change in Control;

(2)

a material reduction in the nature or scope of the responsibilities or duties attached to the position or positions with the Company and its Subsidiaries which the Employee held immediately prior to the Change in Control, a material reduction in the aggregate of the Employee’s Base Pay (as that term is hereafter defined) and Incentive Pay (as that term is hereafter defined) opportunity received from the Company, or the termination of the Employee’s rights to any material Employee Benefits (as that term is hereafter defined) to which he or she was entitled immediately prior to the Change in Control or a material reduction in scope or value thereof without the prior written consent of the Employee;

(3)

the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Agreement pursuant to Section 13 hereof;

(4)

the Company shall relocate its principal executive offices, or the Company or any Subsidiary shall require the Employee to have his or her principal location of work changed, to any location which is in excess of 50 miles from the location thereof immediately prior to the Charge in Control or the Company or any Subsidiary shall require the Employee to travel away from his or her office in the course of discharging his or her responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of him or her prior to the Change in Control without, in either case, the Employee’s prior written consent; or

(5)	without limiting the generality or the effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.

The Employee is not entitled to assert that his or her termination is for Good Reason unless the Employee gives the Company written notice of the event or events that are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and a period of not less than thirty (30) days after to cure the alleged condition.

(h)

“Nonsolicitation Period” shall mean the period of Employee’s employment or services with the Company or Subsidiary and the twenty-four (24) months following the Date of Termination; except that if a court or arbitrator finds that a twenty-four (24) month Nonsolicitation Period is not reasonably necessary to protect legitimate business interests of the Company or a Subsidiary, the Nonsolicitation Period shall be the period of Employee’s employment with the Company or Subsidiary and eighteen (18) months immediately following the Date of Termination; except that if a court or arbitrator finds that a eighteen (18) month Nonsolicitation Period is not reasonably necessary to protect legitimate business interests of the Company or a Subsidiary, the Nonsolicitation Period shall be the period of Employee’s employment with the Company or Subsidiary and twelve (12) months immediately following the Date of Termination.

(i)

“Restriction Period” shall mean the twelve (12) months immediately following the Date of Termination; except that if a court or arbitrator finds that a twelve (12) month Restriction Period is not reasonably necessary to protect legitimate business interests of the Company or a Subsidiary, the Restriction Period shall be the period of Employee’s employment or services with the Company or Subsidiary and nine (9) months immediately following the Date of Termination; except that if a court or arbitrator finds that a nine (9) month Restriction Period is not reasonably necessary to protect legitimate business interests of the Company or a Subsidiary, the Restriction Period shall be the period of Employee’s employment or services with the Company and six (6) months immediately following the Date of Termination.

(j)

“Subsidiary” means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by the Company, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

(k)

“Term” means the period commencing as of the date hereof and expiring as of the close of business two years from the date of the Agreement, provided, however, that (i) commencing on January 1, 2022 and each January 1 thereafter, the Term shall automatically be extended for an additional year unless, not later than September 30 of the year immediately preceding such January 1, the Company or the Employee shall have given notice that it or he/she, as the case may be, does not wish to have the Term extended and (ii) upon a Change in Control, the Term shall be extended to the third anniversary of such Change in Control. Notwithstanding the foregoing, subject to Section 11 hereof, if, at any time prior to a Change in Control, the Employee for any reason is no longer an employee of the Company or a Subsidiary, thereupon the Term shall be deemed to have expired.

(l)

“Territory” means those locations in the United States of America in which the Company or a Subsidiary is operating and those locations abroad in which the Company or a Subsidiary has significant operations; except that if a court or arbitrator finds that the foregoing states are not reasonably necessary to protect legitimate business interests of the Company, the Territory shall be the state(s) or geographic area(s) in which Employee was assigned for management or operational responsibility on behalf of the Company or a Subsidiary as of the date of Employee’s separation of employment or a sales territory.

2.

Acknowledgment of Consideration. The Employee agrees that this Agreement was entered into for good and valuable consideration, including, but not limited to the Company’s employment or continued employment of the Employee, the Company’s provision of Protected Information (as that term is hereafter defined) to the Employee, and the compensation and benefits associated with that employment.

3.	Employment Prior to a Change in Control. Prior to a Change in Control, the following terms shall govern the Employee’s employment.

(a)

Employment. The Employee is employed on an indefinite term contract subject to the terms of the Letter Agreement. The Employee understands and agrees that nothing in this Agreement constitutes an express or implied contract, or any promise or commitment, guaranteeing continued employment with the Company.

(b)

General Employment Duties. The Employee agrees to diligently perform his or her job duties as may be assigned by the Company to the best of his or her ability. The Employee will keep informed of the Company’s policies, procedures, and practices, and will comply with them at all times. The Employee also agrees that, while employed by the Company, the Employee shall not engage in any activity that might impair or otherwise interfere with the proper performance of the Employee’s duties or responsibilities.

4.	Employment Following a Change in Control. Effective only upon a Change in Control, the following terms shall apply:

(a)

The Employee shall devote substantially all of his or her time during normal business hours (subject to vacations, sick leave and other absences in accordance with the policies of the Company and its Subsidiaries as in effect for key employees immediately prior to the Change in Control) to the business and affairs of the Company and its Subsidiaries, but nothing in this Agreement shall preclude the Employee from devoting reasonable periods of time during normal business hours to (i) serving as a director, trustee or member of or participant in any organization or business so long as such activity is not directly competitive with the business of the Company as then being carried on, (ii) engaging in charitable and community activities, or (iii) managing his or her personal investments.

(b)

For his or her services pursuant to Section 4(a) hereof, the Employee shall (i) be paid an annual base salary at a rate not less than the Employee’s annual fixed or base compensation (payable monthly or otherwise as in effect for key employees of the Company immediately prior to the occurrence of a Change in Control) or such higher rate as may be approved from time to time by the Board, the Compensation Committee thereof or management (which base salary at such rate is herein referred to as “Base Pay”) and (ii) have a bona fide opportunity to earn an annual amount equal to not less than the annual bonus, incentive or other opportunity for payments of cash compensation in addition to the amounts referred to in clause (i) above made or to be made in regard to services rendered in any calendar year during the year in which the Change in Control occurred pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar policy, plan, program or arrangement of the Company or any Subsidiary or any successor thereto providing an annual cash bonus opportunity at least equal to the cash bonus opportunity payable thereunder (in both value and achievability) prior to a Change in Control (“Incentive Pay”); provided, however, that with the prior written consent of the Employee, nothing herein shall preclude a change in the mix between Base Pay and Incentive Pay so long as the aggregate annual cash compensation opportunity for the Employee in any one calendar year is not reduced in connection therewith or as a result thereof; and provided further, however, that in no event shall any increase in the Employee’s aggregate cash compensation or any portion thereof in any way diminish any other obligation of the Company under this Agreement.

(c)

For his or her services pursuant to Section 4(a) hereof, the Employee shall be a full participant in, and shall be entitled to the perquisites, benefits and service credit for benefits as provided under, any and all employee retirement, income and welfare benefit policies, plans, programs or arrangements in which key employees of the Company or its Subsidiaries participate, including without limitation any stock option, stock purchase, stock appreciation, restricted stock grant, savings, pension, supplemental retirement or other retirement, income or welfare benefit, deferred compensation, group and/or executive life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or any Subsidiary), disability, salary continuation, expense reimbursement, financial planning and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs, or arrangements that may be adopted hereafter by the Company or any Subsidiary providing perquisites, benefits and service credit for benefits at least equal to those provided or are payable thereunder prior to a Change in Control (collectively, “Employee Benefits”). If and to the extent such perquisites, benefits or service credit for benefits are not payable or provided under any such policy, plan, program or arrangement as a result of the amendment or termination thereof, then the Company shall itself pay or provide therefor. Nothing in this Agreement shall preclude improvement or enhancement of any such Employee Benefits, provided that no such improvement shall in any way diminish any other obligation of the Company under this Agreement.

5.	Termination of Employment Following a Change in Control.

(a)	Death or Disability. The Employee’s employment shall terminate automatically if the Employee dies or becomes Disabled following a Change in Control.

(b)	Cause. The Company may terminate the Employee’s employment for Cause or without Cause following a Change in Control.

(c)	Good Reason. The Employee’s employment may be terminated by the Employee for Good Reason or by the Employee voluntarily without Good Reason following a Change in Control.

(d)

Notice of Termination. Any termination by the Company for Cause, or by the Employee for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b). “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (3) if the termination date is other than the date of receipt of such notice, specifies the termination date (which termination date shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Company, respectively, hereunder or preclude the Employee or the Company, respectively, from asserting such fact or circumstance in enforcing the Employee’s or the Company’s respective rights hereunder.

6.	Exclusive Obligations of the Company upon Certain Terminations Following a Change in Control.

(a)

Good Reason; Other Than for Cause. If, during the two (2) year period following a Change in Control, (X) the Company terminates the Employee’s employment other than for Cause, death, or Disability or (Y) the Employee resigns for Good Reason, the Company shall pay to the Employee (or the Employee’s estate or beneficiary, in the event of the Employee’s death after the Date of Termination), at the time specified herein (except as otherwise provided by Section 13(d)), the following amounts: a lump sum payment equal to the sum of (i) two times the Base Pay of the Employee plus (ii) two times the target annual Incentive Pay of the Employee, in lieu of any further payments to the Employee for periods subsequent to the Date of Termination (collectively, the “Severance Payment”), payable within sixty (60) business days following the Date of Termination, provided all conditions to payment have been satisfied. If such sixty (60) day period begins in one calendar year and ends in the following calendar year, the Employee shall not have the right to designate the calendar year of payment of such lump sum amount.

(b)

Release. As a condition to receiving payments under this Section 6, no later than forty five (45) days after having been presented such release by the Company, the Employee shall have executed and delivered to the Company a general release of claims in favor of the Company, its current and former Subsidiaries, affiliates and stockholders, and the current and former directors, officers, employees and agents of the Company in a form acceptable to the Company, and the Employee’s general release shall have become irrevocable.

(c)

Failure to Pay. Without limiting the rights of the Employee at law or in equity, if the Company fails to make any payment required to be made under Sections 4 and 6 of this Agreement on a timely basis, the Company shall pay interest on the amount thereof to the Employee until the date such payment is made at an annualized rate of interest equal to twelve percent (12%).

7.

No Set-Off; Company’s Obligations; Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Employee obtains other employment.

8.

Indemnification of Legal Fees. Effective only upon a Change in Control, it is the intent of the Company that the Employee not be required to incur the expenses associated with the enforcement of his or her rights under this Agreement following such a Change in Control by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits and payments intended to be extended to the Employee hereunder following a Change in Control. Accordingly, following a Change in Control if it should appear to the Employee that the Company has failed to comply with any of its obligations under this Agreement which arose following a Change in Control or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Employee the benefits intended to be provided to the Employee hereunder, the Company irrevocably authorizes the Employee from time to time to retain counsel of his or her choice, at the expense of the Company as hereafter provided, to represent the Employee in connection with the initiation or defense of any litigation or other legal action with respect to this Agreement, whether by or against the Company, or any Subsidiary, director, officer, stockholder or other person affiliated with the Company. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Employee’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Employee agree that a confidential relationship shall exist between the Employee and such counsel. Following a Change in Control, the Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys’ and related fees and expenses incurred by the Employee as a result of the Company’s failure to perform this Agreement or any provision hereof or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision hereof as aforesaid.

9.	Section 280G.

(a)

Notwithstanding any other provision of this Agreement or other agreement, contract, or understanding heretofore or hereafter entered into by the Employee with the Company or any Subsidiary, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Employee (including groups or classes of Employees or beneficiaries of which the

Employee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Employee (a “Benefit Arrangement”), if the Employee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any right to receive any payment or other benefit under this Agreement shall not become due (i) to the extent that such right to payment or benefit, taking into account all other rights, payments, or benefits to or for the Employee under this Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Employee under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”), and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Employee from the Company under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Employee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to payment or benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for the Employee under any Other Agreement or any Benefit Arrangement would cause the Employee to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount received by the Employee as described in clause (ii) of the preceding sentence, then the Employee shall have the right, in the Employee’s sole discretion, to designate those rights, payments, or benefits under this Agreement, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Employee under this Agreement be deemed to be a Parachute Payment.

(b)

At the time that payments are made under this Agreement, the Company will provide the Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from tax counsel, its auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). All such calculations and opinions shall be binding on the Company and the Employee.

10.	Covenants of Employee.

(a)

Confidentiality. During the course of Employee’s employment with the Company or a Subsidiary, Employee may receive special training and/or may be given access to or may become acquainted with Confidential Information of the Company or a Subsidiary. As used in this section, “Confidential Information” of the Company means all trade practices, business plans, price lists, supplier lists and data, customer lists and data, marketing plans, financial information, product development, employee lists and data, software and all other compilations of information which relate to the business of the Company or a Subsidiary and which have not been disclosed by the Company to the public, or which are not otherwise generally available to the public.

Employee acknowledges that the Confidential Information of the Company, as such may exist from time to time, is a valuable, confidential, special and unique asset of the Company and its Subsidiaries, expensive to produce and maintain and essential for the profitable operation of their respective businesses. Employee agrees that, during the course of Employee’s employment with the Company or a Subsidiary, or at any time thereafter, Employee will not, directly or indirectly, communicate, disclose or divulge to any Person, or use for Employee’s benefit or the benefit of any Person, in any manner, any Confidential Information of the Company or a Subsidiary, acquired during Employee’s employment with the Company or a Subsidiary or any other Confidential Information concerning the conduct and details of the businesses of the Company and its Subsidiaries, except as required in the course of Employee’s employment with the Company or a Subsidiary or as otherwise may be required by law. For the purposes of this section, “Person” shall mean any individual, partnership, corporation, trust, unincorporated association, joint venture, limited liability company or other entity or any government, governmental agency or political subdivision.

All documents relating to the businesses of the Company and its Subsidiaries including, without limitation, Confidential Information of the Company, whether prepared by Employee or otherwise coming into Employee’s possession, are the exclusive property of the Company and such respective Subsidiaries, and must not be removed from the premises of the Company, except as required in the course of Employee’s employment with the Company or its Subsidiary. Employee will immediately return all such documents (including any copies thereof) to the Company or its Subsidiary when Employee ceases to be employed by the Company or its Subsidiary or upon the earlier request of the Company or the Board.

(b)

Agreement Not to Compete. While employed by the Company or a Subsidiary and during the Restriction Period, Employee shall not, except with the Company’s express prior written consent, for the benefit of any entity or person (including Employee) take any steps preparatory to, be employed by, or be engaged or concerned or interested in or provide technical, commercial or professional advice to any with the Business within the Territory; however, the foregoing shall not prohibit Employee from acquiring, solely as an investment and through market purchases, securities of any entity which are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 and which are publicly traded, so long as Employee is not part of any control group of such entity and such securities, if converted, do not constitute more than one percent (1%) of the outstanding voting power of that entity.

(c)

Agreement Not to Solicit Clients. During the Nonsolicitation Period, Employee shall not, except with the Company’s express prior written consent, for the benefit of any entity or person (including Employee) solicit, induce or encourage any customer or client of the Company or a Subsidiary, which during the preceding twelve (12) months of Employee’s employment with the Company or Subsidiary Employee was either involved (directly or indirectly) or about which Employee received Confidential Information, to cease or reduce its business with the Company or a Subsidiary.

(d)

Agreement Not to Solicit Employees. During the Nonsolicitation Period, Employee shall not, except with the Company’s express prior written consent, for the benefit of any entity or person (including Employee) solicit, induce or encourage any employee of the Company or a Subsidiary, to leave the employment of the Company or a Subsidiary.

(e)

Nondisparagement. Employee shall not, at any time while employed by the Company or a Subsidiary or thereafter make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, a Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Plan shall preclude you from making truthful statements that are required by applicable law, regulation or legal process.

(f)

Employee Disclosure. Notwithstanding the foregoing, nothing in this Agreement prohibits, limits, or restricts, or shall be construed to prohibit, limit, or restrict, Employee from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company. Moreover, the federal Defend Trade Secrets Act of 2016 immunizes Employee against criminal and civil liability under federal or state trade secret laws—under certain circumstances—if Employee discloses a trade secret for the purpose of reporting a suspected violation of law. Immunity is available if Employee discloses a trade secret in either of these two circumstances: (1) Employee discloses the trade secret (a) in confidence, (b) directly or indirectly to a government official (federal, state or local) or to a lawyer, and (c) solely for the purpose of reporting or investigating a suspected violation of law; or (2) In a legal proceeding, Employee discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed “under seal” (meaning that it is not accessible to the public).

(g)

Reasonableness of Restrictions. The Employee acknowledges that he or she has carefully considered the nature and extent of the restrictions upon him or her, and the rights and remedies conferred upon the Company in this Agreement, and acknowledges and agrees that the same: (i) are reasonable in scope, territory, and duration; (ii) are designed to eliminate competition which otherwise would be unfair to the Company; (iii) do not stifle his or her inherent skill and experience; (iv) would not operate as a bar to his or her sole means of support; (v) are fully required to protect the legitimate interests of the Company; and (vi) do not confer a benefit upon the Company disproportionate to the detriment of the Employee. Notwithstanding the foregoing, to the extent Employee is employed in the State of California upon the execution of this Agreement, Sections 10(b) and (c) are not applicable.

11.

Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Employee to have the Employee remain in the employment of the Company or any Subsidiary prior to or after any Change in Control; provided, however, that any termination of employment of the Employee or the removal of the Employee from such Employee’s office or position (other than a termination by the Company for Cause, or termination for death or Disability) in the three (3) month period preceding a Change in Control shall be deemed to be a termination or removal of the Employee after a Change in Control for purposes of this Agreement.

12.	Successors.

(a)

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but shall not otherwise be assignable, transferable or delegable by the Company.

(b)	This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

(c)

This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 12(a) hereof. Without limiting the generality of the foregoing, the Employee’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

(d)

The Company and the Employee recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and the Employee hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.

13.	Miscellaneous.

(a)

This Agreement and all matters relating to Employee’s employment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof. Each party to this Agreement (i) consents to the personal jurisdiction of the state and federal courts having jurisdiction in New Castle County, Delaware, (ii) stipulates that the proper, exclusive, and convenient forum and venue for legal adjudication of any issue arising out of this Agreement or relating to claims between the parties is New Castle County, Delaware for state court proceedings, and the United States District Court District of Delaware, location, for federal district court proceedings, and (iii) waives any defense, whether asserted by a motion or pleading, that New Castle County, Delaware, or the United States District Court District of Delaware, is an improper or inconvenient venue. Notwithstanding the foregoing, to the extent Employee is employed in the State of California upon the execution of this Agreement, then: (i) this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof; and (ii) each party to this Agreement consents that the proper, exclusive, and convenient forum and venue for legal adjudication of any issue arising out of this Agreement or relating to claims between the parties are the state and/or federal courts for San Diego County, California.

(b)

Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Employee at the last address he or she has filed in writing with the Company or, in the case of the Company, at its principal offices.

(c)

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any invalid or unenforceable provision shall be deemed severed from this Agreement to the extent of its invalidity or unenforceability, and this Agreement shall be construed and enforced as if the Agreement did not contain that particular provision to the extent of its invalidity or unenforceability, provided that in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(d)

The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding any provisions of this Agreement to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to the Employee under Section 6 of this Agreement until the Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Employee under this Agreement shall be paid to the Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Employee) during any one year may not affect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which the Employee would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which the Employee remits the related taxes were incurred. Notwithstanding any provisions of this Agreement to the contrary, if the Employee is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to any policies adopted by the Company consistent with Section 409A of the Code (a “Specified Employee”)), at the time of the Employee’s separation from service and if any portion of the payments or benefits to be received by the Employee upon separation from service would be considered deferred compensation under Section 409A of the Code and cannot be paid or provided to the Employee during the six-month period immediately following the Employee’s separation from service without the Executive incurring taxes, interest or penalties under Section 409A of the Code, such amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following the Employee’s separation from service will instead be paid or made available on the earlier of (i) first business day after the date that is six (6) months following the Employee’s separation from service and (ii) the Executive’s death.

(e)	The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

(f)	Treatment of outstanding long-term equity incentive awards shall be in accordance with the terms and conditions of the award agreements and plan pursuant to which the incentives were granted.

(g)

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(h)

The Employee and the Company acknowledge that, except as provided in any other written agreement between the Employee and the Company, the employment of the Employee by the Company is “at will” and, prior to or after the occurrence of a Change in Control, the Employee’s employment may be terminated by either the Employee or the Company at any time. This Agreement represents the entire agreement between the parties relating to the subject matter hereof and replaces any and all prior agreements pertaining thereto between the Employee and the Company, provided the Letter Agreement shall be in full force and effect and to the extent there are inconsistences between this Agreement and the Letter Agreement, the terms that are more favorable to the Employee shall control. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement or the Letter Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

COLFAX CORPORATION:

/s/ Patty Lang
By: Patty Lang
Title: Colfax, SVP & CHRO

EMPLOYEE:

/s/ Shyam Kambeyanda
Shyam Kambeyanda